Exhibit 99.1

ISCO INTERNATIONAL

July 28, 2005

4:00 p.m. EDT

Moderator	Good afternoon, everyone. My name is Marvin and I will be your conference facilitator today. At this time I would like to welcome everyone to the ISCO International Second Quarter 2005 Investor conference call. All lines have been place on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. Mr. Thode, you may begin your conference.

J. Thode	Thank you, Marvin, and welcome, everybody. Let me first turn it over to Frank Cesario, our CFO, for the Safe Harbor statement.

F. Cesario	Thanks, John. We would like to advise you that the discussions we will have today will include forward-looking statements. That term’s defined under the Private Securities Litigation Reform Act of 1995. What we and the Act mean by forward-looking statements are all statements we make, other than those dealing specifically with historical matters, that is, any statements we make about the conduct of our business operations and finances up to this moment. All other statements we make are forward-looking statements.

Our forward-looking statements include any information we provide on future business operations and other guidance regarding the future financial performance of the company. All forward-looking statements mentioned are subject to risks and uncertainties that could cause the actual results to differ, possibly materially, from those projected in the forward-looking statements. Some, but not all, of these risks and uncertainties are discussed from time-to-time in the press releases and Securities filings of the company with the SEC, particularly in our Form 10-K or 10-KA.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many of you have seen, hopefully all of you have seen, the press release that we issued Monday of this week, in which we discussed the second quarter results, as well as important product development and new funding to make that happen.

And with that, I’ll turn it over to John. Thank you.

J. Thode	Thanks, Frank, and hello, everybody. Let me quickly read through some prepared comments I have here, and then we’ll quickly get into question and answer. So let me first start by saying welcome, and say that we continue to make progress in 2Q, but the final results were mixed. We definitely had some high points, but we also have some work to do.

Starting with some of the high points, we had the second-best quarter in our 15-year history, and the first half that exceeded any full year in our history. Our revenue for the second quarter of 2005 tripled to $2.5 million from the $800,000 we achieved during the second quarter of 2004, and it exceeded combined revenues from the last three quarters of 2004 altogether. And our revenue for the first half of 2005 more than quadrupled to $5.8 million from the $1.3 million of the first half of 2004.

Another plus was that there was substantial improvement in our net results for both the quarter and the half. Our net loss for the quarter improved by 38% to $800,000, from a $1.3 million loss of the second quarter of 2004. The net loss for the first half improved by 59% to $1.3 million from the $3.2 million loss in the first half of 2004.

Our product gross margin showed substantial improvement as well. For the first quarter, we had gross margin of 52%, up from 46% during 2004. Our gross margin for the half was 46%, up from 39% during the first half of 2004.

Finally, from a cash perspective, both the quarter and the half were close to breakeven. By any historical measure, this is a very positive accomplishment.

So we are pleased with these overall results. However, I must admit, we had hoped that second quarter of 2005 revenue would be a bit higher, more in line with the first quarter. Obviously, an area of concern is backlog. We entered the third quarter with very little order backlog, and July sales had been slower than we had hoped. I will talk more on this later, but for now, let me say we continue to scrutinize everything we do to address this issue.

By every other measure, the interest in our products and our customer relationships continue to be strong. Additionally, there are a number of new opportunities that we are vigorously pursuing that offer substantial near-term potential. The bottom line is, we have work to do in the very near-term, which we are doing. And we remain confident we will make significant additional progress this year.

Just for a moment, let me move beyond Q2 results, for a talk about what I feel to be some very positive events that we have had come to fruition over the quarter. As I had indicated in past calls, I believe ISCO has great RF technology and people. The challenge has been where to funnel these assets to create a high growth, differentiated competitive position for the company, and how to fund it while continuing to improve our overall results.

Our current strategy, developing niche RF solutions for the after-market segment can be profitable and does have a way to grow, but it is increasingly difficult to envision building a multi-hundred million-dollar business as this segment continues to consolidate and commoditize.

So, along with some outside help, we spent several months analyzing our assets, the telecom market, profit pools, and competitors as we evaluated potential strategies. We ultimately developed what we felt is a profound long-term growth strategy that has the appropriate balance of R& D investment in our current business model and a significantly higher growth business model. We provided a brief commentary of this strategy and some of the new products in the PR, but intentionally kept the details to a minimum for competitive reasons.

The comprehensive strategy and business case was subsequently vetted to many potential investors, receiving significant interest from several, including our two largest current shareholders. After carefully reviewing term sheets, it was very clear that the deal offered by our current investors was, by far, the most attractive.

Frank can answer some more of the detailed questions in the Q&A, but let me work through some of the highlights. We agreed to sell 20 million shares of common stock for a total of $4.4 million, subject to routine regulatory approval. Closing is expected in the next couple of days. Additionally, those entities have agreed to extend the maturity date of an existing line of credit ISCO holds with them, from April 2006 to August 2007, under the same terms. You may recall that the interest rate on this line was reduced from 14% down to 9% earlier this year. More importantly, the entities have also waived the right for immediate debt repayment from the new financing. This enables the proceeds to be invested by the company to support the new growth strategy, instead of paying off debt. Lastly, there were no additional inducements of any sort to obtain the new financing.

This deal also benefits us in one other way. Because these two shareholders are insiders, they are subject to restrictions on short-swing buying or selling of shares in any six-month period. Having traded within the last six months, these entities will be asked upon closing to remit those profits to the company, an amount we believe will be in excess of half a million dollars.

In summary, this [deal at $0.22 per share] equates to approximately an 18% discount to the $0.27 market price at the time of the negotiations, plus debt extension, plus new funds available to invest rather than being forced to repay debt. This is a very strong deal for ISCO and significantly better than any of the other term sheets we received.

Let me close off by emphasizing, again, why we raised the capital. Until now, we were moving forward with existing business, looking to continue to grow it over time and moving it to solid profitability. We haven’t deviated from that plan. But we have recognized that we have a window of opportunity, significantly leveraging our current assets, along with a moderate amount of new investment to put this company on a significantly higher growth trajectory. By developing differentiated products, applicable to a broader array of wireless market segments, and delivering them to more profitable channels, we can better insure the long-term growth and viability for this company.

Let me personally commit that we will be very, very disciplined implementing the enhanced strategy and how we spend the money. This company has changed a lot in the last six months, and we all understand it is a privilege, not an entitlement, to serve our shareholders and their interests.

Since I’m sure there’ll be a lot of follow-up questions, let me wrap up my comments. Just to summarize – we feel we continue to make significant progress in Q2 on a number of fronts, but we also recognize that it is all about the numbers. We are certainly concerned about Q3 and doing everything we can to meet expectations. We are still very optimistic about significant additional progress this year.

Finally, we feel we have the right long-term strategy, funding, and partners to put this company on a higher growth trajectory for the next 18 to 24 months. It is a strategy that envisions continuing short-term growth while making the appropriate investments in the future. Thanks for taking part in the conference call, and now, let us take a few of your questions.

Moderator	Our first question comes from Lou Campisi, who is a private investor.

J. Thode	Welcome.

L. Campisi	Could you possibly tell me what the new products are going to be?

J. Thode	Well, Lou, from a competitive view, I don’t think it’s best to get into a lot of details there. What I would say is they significantly leverage the technologies that we currently have in-house. But specifically, what we’re trying to do is address different market segments and different channels that are more profitable and much larger in terms of the accessible market size.

L. Campisi	Okay. How about these towers, is there any kind of new products for these new telephones that are supposed to be coming out within the next six months or so?

J. Thode	I’m not clear, which telephones might you …

L. Campisi	Your handheld phones, your new digital phones …

J. Thode	Yes, Lou, certainly our technologies address all digital cellular standards, and the initiative for the new investment and new product development is intended to substantially expand the applicability of our technologies into other segments, beyond cellular.

L. Campisi	Okay, thank you, John.

J. Thode	You’re welcome.

Moderator	Our next question comes from Chris Kefer, who is a private investor.

C. Kefer	Hello, John, hello, Frank, how are you?

J. Thode	Good. Hello, Chris.

C. Kefer	Thank you for all your hard work. John, I guess one of the things, I have a couple, three, questions, but I’ll try and make them fast.

One of the things that you mentioned about the shareholders, how it’s a privilege to serve the shareholders, the image that seems to be set up, or something, is just, I mean, Amr and Frank, I know they work hard, I believe in them and they sold shares that they rightfully can do so, there’s like an image, and I’m influenced by Raging Bull, I post on the boards and stuff like that, but there’s like an image where it’s like all the management are lining their pockets, and they’re not looking to the shareholders interest and all this stuff. And I don’t totally agree with that, but then on the other hand, I see that Stuart bought some shares, and I’m just wondering if you might be purchasing, or if anyone else, or if you encourage others to? I mean, I’m really fired up by what you said in the opening dialogue today and I’m staying with the company, I believe where you guys are heading. Can you just say a few words about what the board of directors, and I’m sure they’re earning, but is everyone, like in the last six months, I’m sure you’ve reshaped a lot of stuff, but do you see what I’m kind of getting at?

J. Thode	I do. So I think your question specifically …

C. Kefer	I want to be delicate, because I don’t want to hurt feelings or anything like that.

J. Thode	That’s okay, we’re big guys. But I think, specifically, your question is how is the company going to show support in the share price. Let me kind of try and answer that three or four different ways.

First of all, the most important thing, obviously, that we can do to support the share price is to continue to improve our financial performance, which I think goes without saying. But I think it’s incumbent upon the senior management team to say that.

Beyond that, obviously, I think we need to improve getting our message out. For a small company, it’s obviously a balance between paying to have something done or do it yourself, but we have started to use some professional support for investor relations, and we will look to do more of that in the future. Because, frankly, I think we have a good, perhaps a profound story, without sounding too energetic about it, and I think we just need to do a better job communicating it.

I can also say that the board is actively reviewing alternatives regarding a director/officer minimum share ownership policy. Many of the directors, as you know, already hold shares, but the board recognizes that there may be some value in a formal policy.

So they’re looking at that in some detail. In any case, any changes will likely be targeted to be in place by the beginning of next year, if there are changes.

Finally, just kind of an exclamation point, what I could say is, I can’t speak individually for people, but what I can say is, obviously, there have been some recent purchases by management, and a significant purchase, obviously, that just became public this morning by one of our large shareholders. I don’t want to comment too much on other’s decisions about their personal investment portfolios, but clearly, you’re starting to see additional insider support. And what I can say is, personally, I have been trying to make a significant purchase of shares over the last day or two, but I’ve been having some logistics problems, so hopefully, in the next day or so, you’ll see that support coming from me, as well.

C. Kefer	Okay. Well, thanks a lot. It was just like, after the great quarter last quarter, then we got the inside selling, it just seemed like it kind of took away the morale, any momentum we might have had. But then, on the other hand, I believe in Frank and Amr, they have a right to do what they do, and that’s all good stuff.

The next question I have is, Frank, what would be net profit at this point, with the gross margin has improved, would we still need around $4.2 million in revenue or would that …

F. Cesario	If you take just our numbers as they’re given, through the first half of the year, we have a book loss, including non-cash charges, mostly non-cash charges and interest expense, of about $1.3 million. And I want to emphasize, that compares to a book loss at the same point last year of $3.2 million. But nonetheless, that averages out about $650,000 per quarter, which would be about $1.3 million of new revenue, at 50% margin. So you’re probably in the ballpark, since we average $2.9 million in actual revenue, so $4.2 million. But again, I emphasize, that would be a nice positive cash flow and that would be a book net result of about breakeven.

C. Kefer	Okay. Well that’s a ballpark figure, that’s all I can, I was hoping for. As far as, you can’t say if there’s been any new customers added in the last quarter or in the last couple quarters. I don’t need to know names, but any new, I know three of the customers of ISCO’s, but has there been a fourth significant customer that maybe you have the door open to or anything like that, or you can’t say at this point, I understand.

J. Thode	Let me just say, we’re trying to be a bit evasive here, because I think it’s appropriate that we get approval from the customers before we say anything. But let me just say, and I said this in my opening comments, there are two or three significant opportunities, all with new customers to ISCO, that we’ve been involved with for some time and a lot of it revolves around our new portfolio of products, including our PCS portfolio, along with some other products that we have not announced. Again, simply for competitive reasons, we don’t want to get in a position where we’ve identified a significant opportunity, and then give the chance for somebody else to go in there and be part of that discussion.

C. Kefer	I hear you. No problem. I just kind of joined in late. Well, I thank you both very much, and John, let’s hear you sound that trumpet louder than ever.

J. Thode	All right. Thank you.

C. Kefer	Goodbye.

Moderator	Our next question comes from Tom Geiger, who is a private investor.

T. Geiger	Hello.

J. Thode	Hello.

T. Geiger	Hello, everybody. Great job, I’ve been following the company for quite a while. I just had a bit of news this morning, and I wasn’t aware if something like this was relevant to ISCO, but it came across the news wire this morning, with a statement that Cingular is going to invest $500 million in their network in Pennsylvania and New Jersey. And I was wondering if ISCO was aware of that, or if it had any relevance at all to what you do?

J. Thode	It absolutely has relevance to what we do, that’s for sure, and we were aware of it. We’ve, again, without getting into too many specifics, let me say that we have a number of engagements with Cingular and are evaluating how we might partner with them in a number of potential ways.

T. Geiger	Terrific. Basically that was it, I always listen and I just wanted to put that out there. But thank you very much, and I love the progress.

J. Thode	Thank you very much.

T. Geiger	You’re welcome.

Moderator	Our next question comes from Oscar Summer, who is a private investor.

O. Summer	Good afternoon. I’ve been holding the stock for about two years, since the high point of $1.20 or so, and it’s just been gut-wrenching all this time, and I echo a previous caller, I think his name is Chris, I don’t like to see significant ownership of the stock purchased out of the pockets of the managers. For example, if you bought 100,000 shares, that’s only going to be around $30,000 at today’s prices. How about buying that much every quarter? I’m sure you can afford that, and just do it automatically. And along those lines, how many directors are there and what is their percentage, or how many shares do they own out of their own pocket?

J. Thode	Well, there are eight directors, and off the top of my head, I can’t give you exactly those numbers, but I think that information’s readily accessible in the public domain. Frank, can you?

F. Cesario	Yes, if you look at our last 10-K, in the back there’s a, and in every proxy as well, there’s a beneficial ownership table summary, and typically, two to three percent of the company is owned by the officers and directors.

O. Summer	Were those shares bought out of their own funds, or were those shares given to them in lieu of cash?

F. Cesario	ISCO doesn’t give shares, at least to my knowledge, for anyone for employment or for being a director. ISCO has offered options, certainly, that people have to then pay for, some convert them into shares, some convert them and sell them, and that’s something that happens over time, and happens to, I think, every public company. But these are essentially the ownership statements, if you will, as defined by the SEC.

O. Summer	Okay. But is there anyway, then, to distinguish shares that are bought out of the money that a person has for their, oh, there’s a word I was thinking of, anyway, just money that is used out of their own bank account or 401K plan to buy these shares?

F. Cesario	Not really. Every transaction has an accompanying Form 4 filing, and those are available on our Web site and the SEC’s Web site. If you look at those Form 4’s, they will tell you if an acquisition is based on an option exercise or a purchase, but there isn’t any other way to track that. So unless someone wanted to look at every Form 4, I’m not aware of any vehicle that differentiates where the funding came from, if you will. All they look at is net ownership.

O. Summer	Well, anyway, I think what I heard earlier was from Mr. Thode is that you are planning to maybe have some kind of minimum ownership plans, that’s a good idea. And if you could do it automatically, just to give a sense of confidence to the stockowners that you’re all putting your own money into this stock, it would make a lot of difference in the belief that we have in it. That’s one thing.

And then, about the product itself, I’m not that thoroughly informed about it, I know it’s a device that you put on towers to help cancel out noise and allow people’s cell phones to stay connected longer. Could you tell me how many individual modules do you sell, typically, during this last quarter, this last six months, how many units are you selling and where are they being put? Can you describe the distribution around the country a little bit, please? Thank you.

J. Thode	Sure. Let me just give you a high level answer. As we said before, we have a number of customers and one of them is Verizon, who’s the largest operator in the U. S., and we have product deployed in a good many of their markets. I don’t know exactly what the number would be, but it’s a good many of their markets. And I don’t know, in round numbers, I would say deployed in hundreds of cells, if not a thousand cells or more, so it’s a pretty widespread deployment.

And to answer in terms of the modules or products or whatever, it’s a little bit difficult because we have a lot of different varieties and a lot of different kits, and a lot of different solutions depending on what the problem is. So I think, probably, the best way to answer it is how I did in terms of the number of markets and the number of cell sites. I think that’s probably the most accurate answer.

O. Summer	I have to say, it doesn’t make it very clear to me, but I don’t know how to ask the question any better, so I’ll let that go, or that’ll be all I need to ask. Thanks for your time.

J. Thode	All right. Thanks a lot.

Moderator	Our next question comes from Mark Kramer, with the Kramer Group.

M. Kramer	Hello, guys. Just wanted to ask you, obviously you guys sound more excited than you have in the past couple of calls, and we’re excited about that. The new products that you’re talking about, and I understand you can’t give us a lot of information, but are these products really something that the customers have asked you to develop? Is it a “you build it and we will come” kind of scenario or is it kind of like in the past, where you’re hoping to penetrate a market with a new product?

J. Thode	No, I think it’s much more the former than the latter. But let me kind of split it into two categories. So, just to emphasize again, we think there’s significant growth, ongoing growth, in our current strategy in developing niche products. “Niche” is our products in the after-market space. And we’ve become very market-centric in the last six months, which, if you translate that, what that means is, we’re going to go do exactly what the customers tell us to do. And that approach has opened up a number of new avenues for us in different segments and in different products that are kind of subsets or sub-technologies from what we currently do and products we’ve already announced. So from that perspective, it’s absolutely what customers have told us to go do.

In terms of the future generation of products, what I would say is, conceptually, what we’re trying to do with the new development is not change the problem we’re solving, but rather deliver it in a different way, so that it’s flexible and addresses a much larger market segment through channels that are much more profitable.

So, at a very high level, without trying to over-simplify it, I think the problems that we are trying to address, which is, as a rule of thumb, better RF conditioning on the link, is an ongoing problem and only going to get worse, not better, with the proliferation of technologies and wireless services. And that’s what we’re trying to address.

M. Kramer	Okay. So with these, and obviously you’re investing large dollars to develop those products, are you able to get or do you try to get Letters of Intent from some of these customers, or agreements prior to?

J. Thode	Oh, absolutely. We do, absolutely, ubiquitously, across the board, whether that’s in current things we’re doing or in the future. I would say that, as a general rule of thumb, with our current products, our kind of touchpoints into the customer tend to be the operations people, because they’re in the after-market segment. With the new product, we will have the kinds of technologies and solutions that really go more toward the CTO’s office, in both the carrier and in OEM, and that’s probably where I should stop.

M. Kramer	Okay. And finally, it was exciting to hear you mention that your goal is a multi-hundred million-dollar company. Did you guys have any kind of a market cap goal, or any kind of guess or idea where market cap with this company could be?

J. Thode	No, and I don’t think we should get into the guessing game at this point. I would only answer the question by saying I think there’s some great technology jewels in this company, and I think there are ways, and I said this before on past calls, I think there are ways to take that and differentiate ourselves in a much more distinguishing way. And I think if we’re able to accomplish that, the results as an outcome from that will be definitely attractive.

M. Kramer	Okay, thank you.

Moderator	Our next question comes from William Mashid, who is a stockholder.

W. Mashid	Hello. I can’t remember if I’m on speakerphone or not, I’m trying to get off. I have a couple of questions across a fairly broad range of situations. Let’s start with gross margins. Can you hear me?

J. Thode	Yes, no problem.

W. Mashid	Okay. Your last quarter was 42% and you said that the increase from the previous quarter was volume-related and that’s why you were able to get to 42%. This quarter you said it was 52% and I wanted to ask, what did you attribute that 10% increase to; is it more than just volume-related? And then the second part of the same question would be, what is your sustainable goal, what are you shooting for as a sustainable goal as far as your gross margins?

F. Cesario	Let me answer nuts and bolts, and then John can jump in if he chooses. If you compare gross margin second quarter this year versus last year, obviously, volume is still a significant benefit, right, because we tripled last year’s revenue. But what you’re asking, I think, is comparing Q1 and Q2, the total revenue actually went down a little bit, but gross margin went up, and we attribute that to a more profitable mix of products.

As ISCO has rolled out more and more solutions that tightly integrate with different systems, we have a variety of different gross margins based on that product mix. So depending on what the mix ends up, that will affect where we are. But you’ve seen we’ve been pretty consistent in that 40 to 50+% range.

As far as what our targets are, our goal is to make the most money we can. If I can get a big enough contract, would I accept a 30% gross margin? Absolutely, I would. But we strive to maximize gross margin because that’s why we’re here. So it’s total gross margin more than the percentage, but the percentage is certainly relevant so you can see that it’s a very credible number.

W. Mashid	Right, I understand. But you put out percentages, so that’s what I have to deal with. So you’re saying that the change from 42% last quarter to 52% this quarter is because there was a change in the mix of products.

F. Cesario	Yes.

W. Mashid	Okay. You had a press release a short while ago about your interaction with First Cellular of Southern Illinois, and in that press release you talked about a product, which I had not seen before and which there had been discussions about among your shareholders, the CDMA Multi-Coupler front-end solution. If that was an existing product, I’m sorry we didn’t see anything about it. My question is, if that is indeed a new product, how would you fit that new product into your current press release where you talk about the first new product, second new product, because it would seem to fit into this single pipe situation of your second new product? But if I’m incorrect, could you correct me on that?

F. Cesario	Of course, happy to. We referred to that multi-coupler product group as part of the overall RF2 products family. So the RF2 product family is a number of different products that deal with particular types of applications. Basically, our two product families are the adaptive notch filter ANF product family that notches out interfering signals and the RF2 product family, which focuses on a number of key performance attributes and combination strategies, if you will, of RF signals. So, the answer is, we did develop that product, it was new this year, sold new this year, and it’s one of the additions to the RF2 family that we’ve mentioned from time-to-time without being terribly specific as to what each one is named.

As far as the two new products in the press release that went out Monday, that’s completely different. That is really the extension solution that John’s talking about.

W. Mashid	So while the CDMA multi-coupler, which they talked about as being something to integrate multiple air interfaces, which sounds similar to a single pipe situation, you’re saying that you have a new product even beyond that?

J. Thode	Yes. Just to be clear, we don’t have the product today, but that was what was in the announcement. And also, to try and be a little bit more explicit, we, through the rest of this year, we will roll out a number of new products under the RF2 product family. It’s behind me on the board here and I probably can’t count the specific product numbers and/or names, but it will be somewhere around the dozen new individual kit numbers, if you will. So, I just want to emphasize, perhaps we ought to be more explicit and we are working on enhancements to our Web site to try to get that information out, but just to be a little bit clearer that RF2 is really a product family under which there are a number of products embedded within that family, the multi-coupler being one of them.

W. Mashid	In the press release that you just put out in the paragraph that deals with the second new product, you talked about accommodating several wireless technology platforms, both cellular and non-cellular. Is it fair to ask if the non-cellular side of that is WiMax?

J. Thode	That’s one of them.

W. Mashid	Is there a reason why you can’t be more explicit about what non-cellular technologies you’re approaching? I don’t think that is that much of a secret, is it?

J. Thode	Yes and no. Without getting into a lot of detail, there are emerging technologies such as WiMax, WiFi, TD-SCDMA, CDMA. I mean, I could go down a whole plethora of things. New 3G spectrum in the U.S., new 3G spectrum in Japan, there are a number of new technologies and new spectrums getting allocated, and what we’re trying to do is take our technologies and be able to quickly and easily adapt them in a format, an architecture that can be deployed very quickly and very profitably. Hopefully that’s sufficient to answer your question.

W. Mashid	You talked to us a few minutes ago with a previous caller about how you were changing your touch points from the field service reps to the IT department and you didn’t want to go into that very much, but it sounds like you’re developing some sort of technology that’s getting you out of the cell tower. Is there anything you can say on that? And the reason I bring that up is because in previous conference calls and in some of your interviews, you’ve talked about the possibility of software development. And I noticed that while that had been mentioned in previous situations, there is nothing in any of your recent announcements about moving in the direction of developing software, which you had talked about before. Is software still a viable direction you’re going and could that be where you’re getting out of the cell tower?

J. Thode	A couple of comments. So, first of all, it’s not an either/or thing. We’re clearly not getting out of the cell tower and clearly not getting out of the tower in the broadest sense of the word, meaning where different wireless technologies are delivered. Point two, no, we’re looking at, as I said, and again, sorry for being so elusive, but hardware is a very tough business, especially commodity hardware in the aftermarket space. And what we’re trying to do is move towards a more differentiated offering with hardware solutions where it’s appropriate, such as legacy equipment, and with the most cost effective and highest margin solution where we have some other alternatives as we get upfront in the design cycle, if you will.

W. Mashid	Last question. One of the questions that’s been floating around a lot is how many options are left to be exercised below $0.40 to $0.42 a share? Some people have calculated that there’s about 400,000 options left to be exercised below 40. Because once those options have been exercised, then the next set of options come up above I think $0.40 or $0.42 a share, which looks good to us because that’s then a nice target share price to go after when you’re sitting at $0.26 to $0.27. So do you have a number on how many options are left to be exercised at below $0.40 to $0.42?

F. Cesario	To be honest, I don’t have that handy. I’d have to go look at it. I just don’t keep a memorized list of everyone’s option status.

W. Mashid	I understand. You don’t even have a ballpark idea? Would you say 400,000 is a fair estimate?

F. Cesario	No, it’s absolutely not correct. I don’t know who came up with that number, but the public information where you’ll find that the best would be in our most recent 10-K, where in the stock options footnote of the financial statements we actually segregate stock options by exercise prices, strike price, and show how many are in each of those buckets. Now, that’s going to be as of the end of last year, but it’s really the best point I can think of other than going in and pulling up some detailed schedules that just aren’t available at the moment.

W. Mashid	But you can see where to stockholders and the people thinking about buying or selling the stock, that is a significant touch point.

F. Cesario	Right.

Moderator	We have a follow up from Lou Campisi.

L. Campisi	Frank, let me ask you a question. On public relations, you think in the future you’re going to look into something like that, have somebody else take over the news?

F. Cesario	The investor relations function? Yes, we’re looking into that currently. John mentioned that in his remarks and it’s one of those things that we know we can do a lot better at by tapping into someone else who does it well. So, we are looking into that currently. Yes, we are.

L. Campisi	Who do you think it’s going to be, do you know?

F. Cesario	Who knows exactly? We have some input currently, but it really depends on who comes in with what proposal and what to run with. So all I can tell you is that it’s something that we are spending current time in addressing. We don’t do that lightly, but I certainly couldn’t tell you exactly when we’ll have someone online.

Moderator	We have another follow up from William Mashid.

W. Mashid	Getting down to the end of the questions. In the beginning statement, you said that your goal was to turn ISCO into a several hundred million dollar a year company. Usually, when you have those kinds of goals you have a business plan in which you project a time frame in which to reach those goals. Since we’re currently in the neighborhood of maybe this year a $10 million company, what is your time frame goal to reach that several hundred million dollar a year company goal?

J. Thode	Well, as soon as possible. I don’t mean to be flippant at all, but I don’t think it’s appropriate for me to kind of guess, but let me answer your question. Yes, we do have a very detailed business case and that was vetted quite widely with a lot of great questions, a lot of fine-toothed combs. But I don’t think it’s appropriate for me to try and kind of guess or give guidance when it’s actually going to happen. And I think we’ve talked about this before in terms of giving guidance. If we had extremely high confidence factors over everything we were doing here, we would be more than happy to give good guidance, both near-term and far-term to the investor. But since we don’t, I really think it’s in the shareholders’ best interest if we don’t do that.

W. Mashid	I understand. But to be honest, in a kind of way you did give a form of guidance by saying that you project yourself into a several hundred million dollar a year company, and so without being specific, I guess what you’re saying is that that business plan that you put together and that you’ve vetted in all those … is a business plan that projects to reach that goal. You just don’t want to put a time frame on it.

J. Thode	I think what I specifically said was given our current niche RF aftermarket approach, I couldn’t envision a multi hundred million company. That’s what I said. But yes, you should feel free to infer what you’d like, but I’m reluctant to give any kind of time frame there.

W. Mashid	Okay. I’m the person who last conference call asked you about why you had left Motorola, Mr. Thode, and what you saw in ISCO that brought you there. You’ve now been there a little over six months. I want you to, as best as you’re able, to give me a sense of, if you can, grade yourself for your performance so far and what do you look to adding to this company as you go forward in the future?

J. Thode	Grade me?

W. Mashid	A lot of us see you as the major difference between ISCO now and ISCO before, so how do you think you’re doing, how would you grade out your first six months? It’s past the first 100 days of the presidency, so how do you think?

J. Thode	That’s a difficult question to answer, because I’m a little bit, I’m actually introverted. It’s hard to believe, but that is my Briggs Meyer panel. But let me just say, I think we’ve accomplished an awful lot in the first six months. I’m disappointed that the financial results are not what I would consider on par with the amount of progress I think we’ve made in a number of different areas, but we’ve made lots of progress. We’ve made progress in process, we’ve made progress in people, we’ve made progress in products, we’ve made progress on the customer front, we’ve made significant progress on the funding front. I think all the way across the board the team has made significant progress. And, as I said in my opening remarks, I’m as confident as I’ve ever been about the prospects for the company. So that’s probably the best way I can answer the question for right now.

Moderator	Our next question is from Mark Kramer.

M. Kramer	One last question as well, which just kind of got brought up, John. I’ve been very impressed by your background and the schools you’ve gone to and Motorola, obviously. It’s been, I guess, bantered a little bit in terms of why you’re really here and there’s been people that have said that you needed a job and you were out and this was the place to land, and you didn’t have to move in that kind of thing. So maybe if you could just expand on that for everybody a little bit, I think it would give everybody maybe a little more confidence.

J. Thode	Well, and what was your specific question?

M. Kramer	Well the question was is how you really wound up here? I mentioned that it’s been said by some people that you were forced out of Motorola and were looking for a job, and this was a convenient place to land without having to move your family, etc. I don’t think that’s the case, so maybe you could answer that for some of the folks.

J. Thode	No, that’s not the case, and I’ve said this briefly, I think the first time I met you all, and that is that I like taking big swings. If you look at my history back at Motorola, the last three or four jobs, I took big swings and ended up with big results. Without giving too much detail, let me just say that I’ve been looking for an opportunity to take a big swing outside of Motorola probably since the late ‘90s. I was very close in 2000, and again, I won’t go into details, but very close. In fact, there was a significant amount of money that I was out for a number of reasons, but it didn’t happen. And then with Mike Zafiroski recruiting me to start the UMTS business, that kind of put things on hold for a little bit. But, it became a very timely event last year to take a look at other options again. And this was by far not my only option nor has there not been other options in the meantime since I’ve joined ISCO, but I’m excited to be here and I saw it as a big opportunity to take a big swing, and I think I’m still very optimistic about the prospects for being successful with that.

Moderator	Our next question comes from Mark Matarnowski who is a private investor.

M. Matarnowski	Good afternoon. I’m just getting out of a meeting, so I missed most of what you’ve said here. If I ask something that’s been answered, I apologize.

First question goes back to last quarter’s conference call dealing with I guess the rate of disclosure. Mr. Thode, I believe you stated you would do your best to come up with information approximately every 30 days. I guess I haven’t seen that happen. And maybe just a definition going forward, you did come out with the PR, but you didn’t state any kind of terms on that. What I’m looking for, and I think what most investors are looking for, is some kind of a financial update every 30 days or 40 days or however long you want to wait in between, but come out with some kind of meat that we can count on here. I guess I would not count the PR that came out with First Cellular as having that kind of meat. So did I misinterpret what you said?

J. Thode	No, I think that’s a fair criticism and we need to improve in that area and we will. So let me recommit to that. I want to be cautious, though, because I want to make sure the expectations are right. We talked about this a little bit before you joined the call, so historical facts about where we’re at, we definitely want to give that information in a more timely basis, and based on business results, not just on updates on products or customers or that kind of thing. But as we talked before, we are absolutely not comfortable giving any guidance, per se, future results, just purely from the perspective that if we felt really confident that we could predict in a narrow range what our performance would be, we’d be happy to do that. But for a number of reasons, and while we understand a lot of the factors, we don’t believe we understand enough of the factors to predict in a very narrow range. So consequently, we think it’s in the best interest of the shareholders, not against the best interest of the shareholders, if we don’t pontificate and give guidance that may be significantly inaccurate. But for historical results, absolutely, we need to do a better job doing that. I remember your question, I knew you were probably going to ask it again, and we’ll do better in the next quarter, I can assure you.

M. Matarnowski	When you do communicate, I guess some of the verbiage you choose or the words you use, I had a problem with your term “well in excess of.” Boy, that could be interpreted a whole lot of different ways. I guess all I’m asking for is fair, timely and accurate disclosures. Whatever you’re going to let us know, make it pretty clear what they are. And I’d rather you say 2.2 million, 2.1, 2.9, I’d rather you say 5.0 if that’s what it is, but say what it is or as close as you, I mean, I don’t want it right down to the penny, but I think you know what I mean there. Give us our medicine and we’ll take it and we’ll get on from there, but don’t leave us guessing.

J. Thode	Okay.

M. Matarnowski	Finally, I guess the final question is on the RF2 sales, I believe this September, that will be about the two-year birthday of it, so it’s not like it’s a new product. I know you’re coming out with new flavors of it, but the big selling point on that was that was supposed to be available at 1/3 the cost of other solutions and provide roughly the same thing of a technical superiority or do the same thing anyhow. And I just haven’t seen…

J. Thode	Hello? Sorry, we lost a couple of words you were about to say.

M. Matarnowski	I’m sorry, I’m using a headset here. I haven’t seen the sales of that product to what I would have expected at this point along the way, if indeed it really is the cats meow out there at 1/3 to 1/2 the price of the competitor. Has the market just changes or is there just not as much demand for anything like that as much as you anticipated maybe a year or two ago?

J. Thode	Well, it’s really difficult for me to answer a question that’s a couple of years old. First of all, all I’ll say is RF2 I don’t think is two years old. I think probably, Frank, give me the details here.

F. Cesario	Well, the very first product that went in that family was two years ago, but that, to be clear, really wasn’t broad in distribution until less than one year ago. As a matter of fact, this is really “the year,” where we had multiple members of the family, where we had seamless integration. And bottom line is, the RF2 product two years ago absolutely addressed a lot of the same things of competitive products. And let’s be specific, we’re talking about HTS at the time because we were comparing ISCO’s HTS and other entities’ HTS with RF2 and why we developed RF2 in the first place and why it made so much sense. And if you look at the total HTS-related market and add RF2, the entire revenue for that market has been pretty slim since that period, so that’s been true. But the real beauty of it or benefit of it is that we can participate in that market at a much more profitable level and offer the customers a better value proposition. And as we extended that technology, now we can get into superior performance, we can get into tighter spaces, tighter integration, better integration, and really offer a lot of different, even more compelling solutions to entities that are currently mapping out what their strategy is. So now we can come to them and say, “Okay, your strategy is that and this is how we’d fit into that project,” that’s really something we couldn’t do before 2005.

M. Matarnowski	The thought, anyhow, among a lot of investors was that this was a solution that was going to be needed as soon as 3G hit the airwaves. It may not be needed right away, it may not be needed in every place, but it was going to be needed in a fair number of them. Is that still your perception or are you seeing that technology has just gotten that much better and kind of circumnavigated the RF solution in that although there still may be places for it, it’s not going to be as mainstream as much as you thought it was going to be?

J. Thode	Again, I’m reluctant to answer the question, because I don’t know that anybody said it was going to mainstream here. That may be something that was a conclusion from some comments that were made.

M. Matarnowski	I think Frank put up on your Web site the number of potential applications for it, the number of base stations in the U.S., the number that we’re upgrading every year.

F. Cesario	Absolutely.

M. Matarnowski	That’s what I’m keying off of.

F. Cesario	Well, let’s use that as a core. We are seeing the still early stages of 3G deployment in the U.S. and we are seeing very early stages of 3G deployment elsewhere. There’s a lot of new network, new technology deployment to be done that’s currently being planned and ISCO is bidding to be part of a number of those rollouts. So, I would have to say that you’ve asked before if the market has passed us by, I would continue to say the answer is no. And if you look at the rollout pace, if you look at what products have been installed, I think the evidence continues to suppose that conclusion.

J. Thode	In fact, I would even say that just the reverse, I would say that, as I said in my opening comments, that we think there’s significant growth in the aftermarket niche product segment. Are we happy with our growth to date? No. But are we significantly better historically than we’ve done in the past? Sure. Is there more opportunity in the future? Absolutely. So, that’s kind of how I would answer the question. So is the market there? Yes. Is the RF2 family addressing that growing market? Absolutely. Are we modifying, changing, adapting that product family to the most profitable and highest volume segments in that growth? Yes. So, no, there’s no looking in the rearview mirror at this point in time. It’s trying to figure out how we do a better job at getting at the right spot, in the right time, with exactly the right version of RF2 and continuing to improve our results.

M. Matarnowski	That helps. Maybe let me say it this way and maybe that sums it up just fine then. The market maybe hasn’t so much passed you by as it is continuing to evolve and that’s why you’re evolving RF2 to keep up with it? The RF2 that you came out with two years ago, my guess is in that flavor there probably isn’t much use for that just because there’s so much better things out there with the additions and modifications you put to it. And certainly, I wouldn’t expect that the solution that you came up with two years ago would be a perfect fit for everyone right now, either. As long as you’re keeping up with the demand and you’re still going after the growing market with that, that’s fine versus RF2 was great, but it moved on and that’s why we’re developing all these other new products. That’s where I was coming from.

J. Thode	No, I understand and that’s not it at all. That’s why I was very careful in my opening remarks to emphasize that the current business, we believe the current business has a significant way to go and we’re going to take every piece of that we can possibly get.

M. Matarnowski	I’ll go back and listen to those comments, too. I thank you for your time.

J. Thode	Sure.

Moderator	Our next question is from Chuck Miller.

C. Miller	One quick question. The backlog, what is it currently?

F. Cesario	I can answer that, the only problem is it’s not public. The only public statement we make is that, and I’m just going through Reg FD in my head, so forgive me for pausing, the only public statement we’ve made and the reason the conference call’s not the same as the press release, is that it was not significant going into Q3. So, by terms of backlog, what we talk about is at the end of a reporting period, what firm orders from the customer, in paper, electronically, that we have in our hands do we have in hand? And it wasn’t significant. So the point is simply that it was not significant. Our comment to you if anything is to de-emphasize it and say it wasn’t there.

C. Miller	So it was very low?

F. Cesario	Yes, absolutely. It’s what we said in the press release and John said in his comments. We want to be explicit. We’re not here to…

C. Miller	In the past, you put 2 million. So if it’s a half a million, you can put a half a million. I don’t see what the, if it’s not there, it’s not there.

J. Thode	Okay, that’s fine.

Moderator	Our next question is from Oscar Summer.

O. Summer	I have another question. Now, familiarize me with the size of the market that we, let’s say, had in this field of reverse link, signal improvement over the last six months. What’s the size of the market that you see in the next six months? And what share of it do you have, expect to have? And who are your major competitors?

J. Thode	You may have asked the same question last time, so let me try to answer it a similar way. It’s difficult to size the market. In the broadest sense, if you characterize ISCO International as an aftermarket company, then that includes competitors like Andrew and Power Wave and Remic, RFS, WFII, those kinds of people. But that’s not, generally speaking, we don’t participate in that broader market segment, because we don’t produce, we attempt not to produce high volume, low value-add commodity products, because the margins are not good there and, obviously, given our size, in the game of volume there’s no way we can win that game. So, our market is really what I would call a niche RF solution market that to a great extent goes after specific opportunities that operators identify that are not big enough opportunities for the commodity suppliers to want to play in but are extremely profitable, and as a general rule of thumb are fairly large market size and only getting larger as time goes on, but are very small compared to the overall aftermarket space.

O. Summer	One other thought I just had. It sounds like one way to say it is you’re a boutique type of, well, niche is the same thing, type of solution provider. And the other thing is, have you ever thought of maybe licensing your technology so that it can be built into the original manufacturing equipment if it’s a good solution? Would that be a worthwhile direction to go?

J. Thode	Absolutely. Let me not get into any details there, but licensing and royalty revenue streams and that kind of thing is one of the areas that we’ve looked at and have ongoing activities in that area. At some point in time, if we have a significant announcement, we’ll definitely highlight that.

O. Summer	Good luck to you. I appreciate your hard work.

Moderator	There are no further questions.

J. Thode	Well, thank you all for joining the call today. It ran a little bit long, but I thought they were all great questions. And as I usually say, I appreciate your interest in the company and talk to you again soon. Thank you very much. Bye.

Moderator	This concludes today’s conference call. You may now disconnect.